FOR IMMEDIATE RELEASE

New Source Energy Partners L.P. Announces Services Acquisitions and Confirms Second Quarter Guidance

OKLAHOMA CITY, June 26, 2014 – New Source Energy Partners L.P. (NYSE: NSLP) (the “Partnership” or “New Source”) announced today that it has acquired all of the outstanding membership interests in Erick Flowback Services, LLC, an Oklahoma limited liability company ("EFS"), and all of the outstanding membership interests in Rod's Production Services, LLC, an Oklahoma limited liability company ("RPS"). The transaction closed on June 26, 2014 with an effective date of April 1, 2014. EFS and RPS specialize in providing services to oil and natural gas exploration and production companies that increase the safety and efficiencies in pressure-related processes during the completion phase of a well, with a specific focus on well testing and flowback services. EFS and RPS operate primarily in Oklahoma, Texas, Pennsylvania, and Ohio.

The total purchase price for the acquisitions was approximately $116.8 million, consisting of a cash contribution of approximately $57.3 million, Partnership common units valued at approximately $42.7 million, based on a 20 day VWAP, and the assumption of debt of approximately $16.8 million. The former owners are also entitled to earn additional consideration in the form of cash and Partnership common units in the second quarter of 2015 based on a specified multiple of the annualized EBITDA of EFS and RPS for the year ended December 31, 2014, less certain adjustments, specified in the agreement.

Based on the timing of these acquisitions, the Partnership confirms its second quarter 2014 guidance, as outlined in its first quarter 2014 earnings call. Guidance for the second half of 2014 reflecting the oilfield service company acquisitions described above is included in our investor presentation available on our website at www.newsource.com.
“The acquisitions of Erick Flowback Services and Rod’s Production Services further exemplifies our commitment to pursuing accretive acquisitions that we believe complement our existing operations. We have identified and acquired what we believe to be the ideal of such candidates. The services provided by EFS and RPS are a natural extension of our existing pressure related services, further expanding our service offerings through the life cycle of the well. Our combined customer base includes many of the most respected firms in our industry,” said Kristian Kos, New Source’s Chief Executive Officer.
“EFS/RPS’ established footprint of infrastructure and people in the Mid-Continent region, along with their growing presence in the Permian and Eagle Ford, complement our own established and growing footprints. Additionally, EFS/RPS extends the Partnership’s footprint with their established presence in the Marcellus and Utica, which will broaden our reach into two additional world-class plays. While we have not predicted the benefit of any potential synergies from this transaction, we are confident that such opportunities will come to fruition. From a financial viewpoint, the acquisitions are expected to provide New Source with both greater growth visibility and improved coverage ratios,” Kos continued.
Mark Snodgrass, the former Chief Executive Officer of EFS and RPS and new Senior Vice President of MCE, LP commented, “We are very excited to join the New Source family. I believe that Kristian Kos and Dikran Tourian are at the early stages of building an exciting, growth-oriented partnership that will be a great new home for our customers and employees. We couldn’t be more pleased with the cultural fit between our organizations.”

In addition, the Partnership exercised its option to acquire MidCentral Completion Services, LLC (“MCCS”), an oilfield services company that specializes in providing services to oil and natural gas exploration and production companies that increase the safety and efficiencies in pressure-related processes during the completion phase of a well, such as the installation and pressure-testing of frac trees.

Conference Call

A conference call for investors will be held today at 5:00 p.m. Central Time (6:00 p.m. Eastern Time) to discuss the transaction. The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 13585798. The replay will be available until July 11, 2014.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Partnership’s website at www.newsource.com in the Investors–Presentations link. A replay of the webcast will also be available for approximately 30 days following the call.

About New Source Energy Partners L.P.

New Source Energy Partners L.P. is a vertically integrated independent energy partnership. The Partnership is actively engaged in the development and production of its onshore oil and liquids-rich portfolio that extends across conventional resource reservoirs in east-central Oklahoma. In addition, the Partnership is engaged in oilfield services that specialize in increasing efficiencies and safety in drilling and completion processes through its Oilfield Services Division subsidiaries. For more information on the Partnership, please visit www.newsource.com.

Forward-Looking Statements

This news release contains “forward-looking statements” which are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and other statements contained in this press release. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. Subsequent events and market developments could cause the Partnership’s expectations to change. While the Partnership may elect to update these forward-looking statements at some point in the future, the Partnership specifically disclaims any obligation to do so, even if new information becomes available, except as may be required by applicable law.

New Source Energy Partners L.P. - Investor & Media Contact

Nick Hodapp
Director of Investor Relations
(405) 272-3028
nhodapp@newsource.com